Exhibit 99.1

Onconova Therapeutics Announces Pricing of Public Offering of Common Stock

Gross Proceeds to Support Phase 3 Trials of Rigosertib for Patients with Myelodysplastic Syndromes

NEWTOWN, PA., April 21, 2017 (Globe Newswire)—Onconova Therapeutics, Inc. (NASDAQ:ONTX), a Phase 3 stage biopharmaceutical company focused on discovering and developing small molecule drug candidates to treat cancer, with a primary focus on Myelodysplastic Syndromes (MDS) today announced that it has priced an underwritten public offering of 2,476,190 shares of its common stock, at a price to the public of $2.10 per share. Gross proceeds, before underwriting discounts and commissions and estimated offering costs, are expected to be approximately $5.20 million.

Onconova intends to use the net proceeds from the offering to support development of rigosertib for treatment in higher risk MDS. The offering is expected to close on or about April 26, 2017, subject to satisfaction of customary closing conditions.

Laidlaw & Company Ltd. is acting as sole book-running manager for the offering and Onconova has granted Laidlaw & Company Ltd. a 45-day option to purchase up to 363,580 additional shares of common stock.  To the extent Laidlaw & Company Ltd. exercises the option in full, the gross proceeds, before underwriting discounts and commissions and estimated offering costs, are expected to be approximately $5.96 million.

Prior to the offering, as of April 19, 2017, the total number of issued and outstanding shares of common stock of Onconova was 7,011,393.

The securities described above are being offered by Onconova pursuant to a registration statement (File No. 333-199219) previously filed and declared effective by the Securities and Exchange Commission (SEC). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained, when available, from Laidlaw & Company Ltd, Attention: Syndicate Department, 546 Fifth Avenue, New York, NY 10036, by telephone at (212) 953-4900 or by email at syndicate@laidlawltd.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the website of the SEC at www.sec.gov.

About Onconova Therapeutics, Inc.

Onconova Therapeutics, Inc. is a Phase 3 stage biopharmaceutical company focused on discovering and developing novel small molecule drug candidates to treat cancer, with a primary focus on Myelodysplastic Syndromes (MDS). Rigosertib, Onconova’s lead candidate, is a proprietary Phase 3 small molecule agent, which blocks cellular signaling by targeting RAS effector pathways. Using a proprietary chemistry platform, Onconova has created a pipeline of targeted agents designed to work against specific cellular pathways that are important in cancer cells, while causing minimal damage to normal cells. Onconova has three product candidates in the clinical stage and several pre-clinical programs. Advanced clinical trials with our lead compound, rigosertib, are aimed at what we believe are unmet medical needs of patients with MDS. For more information, please visit http://www.onconova.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements relate to future events or Onconova Therapeutics, Inc.’s future operations, clinical development of Onconova’s product candidates and presentation of data with respect thereto, regulatory approvals, expectations regarding the sufficiency of Onconova’s cash and other resources to fund operating expenses and capital expenditures, Onconova’s anticipated milestones and future expectations and plans and prospects. Although Onconova believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Onconova has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including Onconova’s need for additional financing and current plans and future needs to scale back operations if adequate financing is not obtained, the success and timing of Onconova’s clinical trials and regulatory approval of protocols, and those discussed under the heading “Risk Factors” in Onconova’s most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Any forward-looking statements contained in this release speak only as of its date. Onconova undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

GENERAL CONTACT:

http://www.onconova.com/contact/

INVESTOR RELATIONS CONTACT:

Lisa Sher, MBS Value Partners on behalf of Onconova Therapeutics

Lisa.Sher@mbsvalue.com / (212) 750-5800